Exhibit 99.1

Paul Broyer, Candela Corporation 508-358-7400 x435

CANDELA EXPECTS TO REPORT RECORD REVENUES

WAYLAND, Mass.—(BUSINESS WIRE)—Aug. 12, 2003—Candela Corporation (NASDAQ: CLZR) announced today that it expects shortly to report record revenues for its fourth fiscal quarter, exceeding both analyst estimates and its own previous guidance for the quarter. The Company expects to report quarterly revenues in the range of $25 million to $27 million as compared to $20.8 million for the same quarter a year earlier.

The Company said that it expects to release detailed results after the close of market on Tuesday, August 19th and that the earnings conference call previously scheduled for Wednesday, August 13th at 10 am (EST) had been rescheduled to Wednesday, August 20th at 10 am (EST).

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: “Our fourth quarter was a banner quarter for us. We have delayed the issuance of a detailed press release and rescheduled our earnings conference call because our transition to a new internal computer system during the quarter has delayed our ability to close our financial statements and complete our audit as scheduled. We look forward to discussing our strong fourth quarter results next week.”

About Candela: Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 60 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 14 years ago, and currently has an installed base of over 6,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer, M/F/H/V. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Candela’s actual results could differ materially from those anticipated in Candela’s forward-looking statements based on various factors, including without limitation: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, or changes in economic conditions. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended June 29, 2002, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

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